Exhibit 99.2

Elauwit Announces Closing of $15.0 Million Initial Public Offering

COLUMBIA, SC, November 6, 2025 – Elauwit Connection, Inc. (“Elauwit” or the “Company”) today announced the closing of its initial public offering of an aggregate of 1,667,000 shares of its common stock (the “Offering”) at $9.00 per share.

The gross proceeds to Elauwit from the Offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by Elauwit, were approximately $15.0 million.

The shares began trading on the Nasdaq Capital Market under the ticker symbol “ELWT” on November 5, 2025.

Craig-Hallum Capital Group LLC acted as sole bookrunner for the Offering. Harter Secrest & Emery LLP acted as legal counsel to the Company, and Pryor Cashman LLP acted as legal counsel to the underwriters for the Offering.

A registration statement on Form S-1 (File No. 333-289964) relating to the common stock offered and sold in the Offering was initially filed with the U.S. Securities and Exchange Commission (“SEC”) on August 29, 2025, which became effective pursuant to Section 8(a) of the Securities Act of 1933, as amended, on November 2, 2025. The Offering was made only by means of a prospectus. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, electronic copies of the prospectus relating to the Offering may be obtained from Craig-Hallum Capital Group LLC, 323 N. Washington Ave., Suite 300, Minneapolis, MN 55401, Attn: Equity Capital Markets, or by telephone at (612) 334-6300, or by email at prospectus@chlm.com.

This press release has been prepared for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, and no sale of these securities may be made in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Elauwit

Elauwit is a national managed services provider that designs, builds, and operates premium broadband and property-wide WiFi networks for multifamily and student housing communities. With a focus on service quality, reliability, and measurable asset value, Elauwit enables property owners to deliver always-on connectivity as a modern amenity and a source of recurring NOI growth.

For more information, visit www.elauwit.com

Contacts:

Elauwit Connection, Inc.

Katie Hayward, VP Marketing

+1-704-558-3099

sales-pr@elauwit.com

Investor Relations:

Matt Kreps, Darrow Associates

+1-214-597-8200

mkreps@darrowir.com